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                                                                     Exhibit 8.1

          [LETTERHEAD OF LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.]



September 24, 1999


The Allstate Corporation
2775 Sanders Road
Northbrook, Illinois 60062

Ladies and Gentlemen:

            We have acted as special counsel to The Allstate Corporation, a company formed under the laws of the State of Delaware ("Allstate"), in connection with the proposed merger (the "Merger") of American Heritage Life Investment Corporation, a Florida corporation ("American Heritage Life") with and into A.P.L. Acquisition Corporation, a Delaware corporation ("Merger Sub") and a direct wholly-owned subsidiary of Allstate pursuant to the Agreement and Plan of Merger and Reorganization dated as of July 8, 1999, among Allstate, Merger Sub and American Heritage Life (the "Agreement"). The Merger is described in the Registration Statement on Form S-4 (the "Registration Statement") of which this exhibit is a part. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

            For purposes of the opinion set forth below, we have relied, with the consent of Allstate and the consent of American Heritage Life, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Allstate and American Heritage Life dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification, and, as to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We have also relied upon the accuracy of the Agreement, the Registration Statement and the proxy statement-prospectus of Allstate and American Heritage Life (the "Proxy Statement-Prospectus") included therein. Furthermore, we have made no independent investigation with regard to the facts set forth in the Agreement, the Proxy Statement-Prospectus and the Registration Statement. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement-Prospectus or the appendices thereto (including the Agreement).

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The Allstate Corporation
September 24, 1999
Page 2


            In connection with our opinion addressing the transactions contemplated by the Agreement, we have assumed, with the consent of Allstate, that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition found therein and material to this opinion will be waived by any party); (ii) all representations and facts set forth in the Agreement are true, complete and accurate as of the date hereof and will be as of the Effective Time, (iii) the Merger will qualify as a statutory merger under the applicable laws of the States of Delaware and Florida; and
(iv) the Merger will be reported by Allstate, Merger Sub and American Heritage Life on their respective U.S. federal income tax returns in a manner consistent with the opinion set forth below and that all such parties will comply with all reporting requirements and obligations with respect to the merger required under the Code and the Treasury Regulations promulgated thereunder.

            Based upon and subject to the foregoing, it is our opinion, under currently applicable U.S. federal income tax law, that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code.

            It should be noted that although this letter represents our opinion concerning the matters specifically discussed, it is not binding on the courts or on any administrative agency, including the Internal Revenue Service, and a court or agency may act or hold to the contrary. We undertake no obligation to update this letter or our opinion at any time after the Closing Date. Our opinion is provided to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. We express no opinion as to the truth, accuracy or completeness of any facts set forth in the Agreement, the Proxy Statement-Prospectus or the Registration Statement or any representation relied upon in rendering our opinion and no opinion may be implied or inferred beyond that which is expressly stated in this letter. If any fact, representation or assumption described above or contained in the Agreement, the Proxy Statement-Prospectus or Registration Statement is not true, correct and complete, or in the event of a change in law after the date hereof adversely affecting the conclusions reached in this letter, our opinion shall be void and of no force or effect.

            Moreover, this opinion relates solely to certain U.S. federal income tax consequences of the Merger, and no opinion is expressed as to the tax consequences of the Merger under any state, local or foreign laws or under any

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The Allstate Corporation
September 24, 1999
Page 3


U.S. federal laws other than those pertaining to the income tax or with respect to matters not expressly referenced herein.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to us under the caption "THE MERGER - Material Federal Income Tax Consequences." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

            We are furnishing this opinion to you solely in connection with the filing of the Registration Statement, and our opinion may not be relied upon, circulated, distributed, provided to, quoted or otherwise referred to by any person other than you for any other purpose (including without limitation any successor or assign of Allstate) and no person may be subrogated to any rights you have in connection with our opinion without our prior written consent.

                                   Very truly yours,

                                   /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.